NEWS RELEASE
April 3, 2019

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES ACQUISITION OF
HERITAGE BANCORP IN RENO, NEVADA

KALISPELL, MONTANA (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (“Glacier” or the “Company”) (NASDAQ:GBCI) today announced the signing of a definitive agreement to acquire Heritage Bancorp (“Heritage”), the bank holding company for Heritage Bank of Nevada, a community bank based in Reno, Nevada. The acquisition marks Glacier’s 22nd announced acquisition since 2000 and its 11th announced transaction in the past six years. Heritage Bank of Nevada provides banking services to individuals and businesses throughout Northern Nevada with seven banking offices located in Carson City, Gardnerville, Reno and Sparks. As of December 31, 2018, Heritage Bank of Nevada had total assets of $829.7 million, gross loans of $595.6 million and total deposits of $720.5 million.

The boards of Glacier and Heritage unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. The definitive agreement provides that upon closing of the transaction, Heritage shareholders are to receive 4.00 shares of Glacier stock and $12.00 in cash for each Heritage share. Based on the closing price of $41.19 for Glacier shares on April 3, 2019, the transaction would result in an aggregate value of $240.7 million (including the value of Heritage options). Upon closing of the transaction, which is anticipated to take place in the third quarter of 2019, Heritage Bank of Nevada will become Glacier’s 16th bank division and will expand Glacier’s franchise footprint into Nevada.

"We are proud and excited to be adding Heritage to the Glacier family of banks,” stated Randy Chesler, Glacier's President and Chief Executive Officer. “This is a rare opportunity to expand our presence into Northern Nevada, a fast growing market with a diverse economy that is continually attracting substantial investment from large technology and growth companies. Reno’s convenient positioning near the San Francisco Bay Area has created a natural migration of residents seeking a lower cost, business friendly location.” Chesler added, "Heritage is consistent with our history of adding high quality community banks to our proven banking model. Heritage has proven lending talent, dedicated employees, deep market knowledge and strong customer relationships.”

The transaction will be immediately accretive to Glacier's earnings per share, excluding one-time transaction-related expenses.

Stan Wilmoth, President and CEO of Heritage, commented, “We are pleased to announce a partnership with Glacier Bancorp. Glacier’s community banking model aligns very well with our culture and approach to banking. Glacier will enhance and expand the banking experience for our customers. We are excited to join the Glacier team and look forward to the opportunities and benefits this combination will bring to our clients, employees, and shareholders.”

Glacier management will review additional information regarding the transaction on a conference call beginning at 9:00 a.m. Mountain Time on Thursday, April 4, 2019. The call may be accessed by dialing (877) 561-2748 and the conference ID is 3692692. A slide presentation to accompany management’s commentary may be accessed from Glacier’s April 4, 2019 8-K filing with the SEC or at http://www.snl.com/IRW/Docs/1023792.

Glacier was advised in the transaction by Keefe, Bruyette & Woods, a Stifel Company as financial advisor and Miller Nash Graham & Dunn LLP as legal counsel. Heritage was advised by D.A. Davidson & Co. as financial advisor and Luse Gorman, PC as legal counsel.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is the parent company for Glacier Bank, Kalispell and its bank divisions: First Security Bank of Missoula; Valley Bank of Helena; Western Security Bank, Billings; First Bank of Montana, Lewistown; and First Security Bank, Bozeman, all operating in Montana; as well as Mountain West Bank, Coeur d’Alene, operating in Idaho, Utah and Washington; First Bank, Powell, operating in Wyoming and Utah; Citizens Community Bank, Pocatello, operating in Idaho; Bank of the San Juans, Durango, and Collegiate Peaks Bank, Buena Vista, both operating in Colorado; First State Bank, Wheatland, operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and The Foothills Bank, Yuma, operating in Arizona.

Visit Glacier’s website at http://www.glacierbancorp.com.

Forward-Looking Statements

This news release includes forward-looking statements which describe management's expectations regarding future events and developments such as the benefits of the business combination transaction involving Glacier and Heritage, continued success of Glacier’s style of banking and the strength of the local economies in which Glacier operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Glacier’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Glacier than expected and adversely affect Glacier’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (3) costs or difficulties related to the integration of acquisitions are greater than expected; or (4) legislation or regulatory requirements or changes adversely affect the businesses in which Glacier is engaged.